Exhibit 3.5

SCHEDULE A

MEMORANDUM OF ASSOCIATION

OF

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY

1.	The name of the Company is Connors Bros. Clover Leaf Seafoods Company.

2.	There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(a)	to sell or dispose of its undertaking, or a substantial part thereof;

(b)	to distribute any of its property in specie among its members; and

(c)	to amalgamate with any company or other body of persons.

3.	The liability of the members is unlimited.

I HEREBY CERTIFY that this is a true copy of a document filed in the office of the Registrar of Joint Stock Companies on the 18 day of November, 2008

/s/ Leesa LeBlanc
Registrar of Joint Stock Companies

Dated 14 day of December, 2009